UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2012

E-DEBIT GLOBAL CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

0-32051 (Commission File Number)	98-0233968 (IRS Employer Identification Number)

#12, 3620 – 29th Street NE
Calgary, Alberta Canada T1Y 5Z8

Address of principal executive offices)

(403) 290-0264
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 12, 2012, the Company held its 2012 Annual Meeting of Stockholders (the “Annual Meeting”).  The total number of shares represented in person or by proxy at the Annual Meeting was 111,824,179 shares, of 95,249,344 Common Shares issued and outstanding and 70,855,900 Preferred Shares issued and outstanding and entitled to vote at the Annual Meeting. The following matters were voted upon at the Annual Meeting:

PROPOSAL NUMBER ONE  – Election of Directors.  The following named persons were elected as directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The votes cast were as follows:

Name	Title

Douglas N. Mac Donald	Director

Robert L. Robins	Director

Kim Law	Director

Dr. Roy Queen	Director

Bernd Reuscher	Director

Jack ( John) Thomson	Director

PROPOSAL NUMBER TWO

APPOINTMENT OF U.S. AUDITORS

At the Meeting, the shareholders unanimously approved an ordinary resolution to appoint qualified auditors Schumacher & Associates, Inc. as the U.S. auditors of the Corporation, for the fiscal year ending December 31, 2013 and to authorize the directors to fix their remuneration.

PROPOSAL NUMBER THREE

APPOINTMENT OF CANADIAN AUDITORS

At the Meeting, the shareholders unanimously approved an ordinary resolution to appoint Sam Yeung as the Canadian auditor for the Corporation for the next year and to authorize the directors to fix their remuneration.

PROPOSAL NUMBER FOUR

Amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock TO 10,000,000,000 AND THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 200,000,000.

At the Meeting, the shareholders unanimously approved an amendment to Article II of the Company's Articles of Incorporation, authorizing that the maximum number of shares outstanding at any time shall be Ten Billion (10,000,000,000) shares of common stock with no preemptive rights, no par value and Two Hundred Million (200,000,000) shares of preferred stock, no par value.   Each share of common and preferred stock is entitled to one vote.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

3.i.4	Articles of Amendment

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2012	E-Debit Global Corp.

/s/ Douglas MacDonald
Douglas MacDonald, President